Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 1, 2016

Registration Statement No. 333-210880

Relating to Prospectus Dated July 1, 2016

CIM COMMERCIAL TRUST ANNOUNCES EFFECTIVENESS OF REGISTRATION STATEMENT FOR OFFERING OF UP TO $900 MILLION OF SERIES A PREFERRED STOCK AND WARRANTS

DALLAS, TX--July 1, 2016--CIM Commercial Trust Corporation (NASDAQ:CMCT), a real estate investment trust (REIT) that principally invests, owns, and operates Class A and creative office investments in vibrant and improving urban communities throughout the U.S., announced its registration statement for up to $900 Million of Series A Preferred Stock and warrants was declared effective today by the Securities and Exchange Commission.

The registration statement allows CIM Commercial Trust to offer up to a maximum of 36 million units, with each unit consisting of one share of Series A Preferred Stock having a $25 stated value per share and one warrant to purchase 0.25 of a share of CIM Commercial Trust’s common stock.  Holders of Series A Preferred Stock are entitled to receive, when and as declared by the CIM Commercial Trust Board of Directors, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value.  The exercise price of each warrant will be at a 15% premium to the per share fair market net asset value of CMCT common stock (as most recently published by CMCT at the time of the issuance).

The offering is being conducted on a reasonable best efforts basis with International Assets Advisory, LLC as the Dealer Manager and Evolv Capital Partners LLC as the National Accounts Manager.

This is neither an offer to buy nor an offer to sell any securities of CMCT.  Any such offering may only be made by means of a written prospectus. There shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  CMCT has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMCT has filed with the SEC for more complete information about CMCT and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov, CMCT’s website at http://investors.cimcommercial.com/index.cfm or by contacting Evolv Capital at 844-EVO-ALTS or info@evoalts.com. Securities offered through International Assets Advisory, LLC Member FINRA/SIPC the Dealer Manager.

ABOUT CIM COMMERCIAL TRUST CORPORATION

CIM Commercial Trust Corporation is a real estate investment trust (REIT) that principally invests, owns, and operates Class A and creative office investments located in vibrant and improving urban communities throughout the U.S. Properties are primarily located in Los Angeles, the San Francisco Bay Area and Washington, D.C. CIM Investment Advisors, LLC, the manager of CIM Commercial Trust, is comprised of a seasoned team of real estate investment professionals with extensive expertise in acquisitions, investments, development, finance, leasing, asset management, as well as in-house research capabilities. In addition, CIM Commercial Trust continues to deploy a portion of its capital to its real estate lending platform through its wholly owned subsidiary (d/b/a PMC Commercial Trust) that originates and services loans under the U.S. Small Business Administration 7(a) Guaranteed Loan Program as well as through other lending programs.

FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial Trust Corporation on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or “should” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

CIM Commercial Trust bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial Trust and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in CIM Commercial Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial Trust to predict all of them. Nor can CIM Commercial Trust assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial Trust undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

For CIM Commercial Trust Corporation

Media Relations:

Bill Mendel, 212-397-1030

bill@mendelcommunications.com

Or

Investor Relations:

Steve Altebrando, 646-652-8473

investors@cimcommercial.com